CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

           We consent to the use in the Application for Approval of a Minority Stock Issuance by a Stock Holding Company Subsidiary of a Mutual Holding Company on Form MHC-2, of MainStreet Financial Corporation filed with the Office of Thrift Supervision and in the Registration Statement on Form SB-2, filed with the Securities and Exchange Commission, of our report dated September 18, 2006 on the consolidated financial statements of MainStreet Financial Corporation as of and for the years ended December 31, 2005 and 2004, appearing in the prospectus which is part of the Application and Registration Statement.

          We also consent to the reference to our firm under the heading "Experts" in the Registration Statement on Form SB-2, and Form MHC-2.

/s/ Crowe Chizek and Company LLC Crowe Chizek and Company LLC

Grand Rapids, Michigan
September 22, 2006